Exhibit 4.(a).3.1

AMENDMENT TO THE AGREEMENTS EXECUTED BY AND BETWEEN REDBANC S.A AND ITAU CORPBANCA

In the City of Santiago de Chile, on October 11, ITAÚ CORPBANCA, Rut (Taxpayer’s ID) No. 97.023.000-9, represented by Javier Parra Benavente, holder of Identity Card No. 13.065.818-1, and by Walter Krefft Moreno, holder of Identity Card No. 8.526.346-3, all of them domiciled at Rosario Norte No. 660, in Las Condes, Metropolitan Region, hereinafter also referred to as the “BANK”, as parties of the first part; and REDBANC S.A., Rut(Taxpayer’s ID) No. 96.521.680-4, duly represented as it shall be hereinafter evidenced, by Félix Marín Donoso, holder of identity card number 8.546.457-4, and Cecilia Rojas Alarcón, holder of identity card number 7.871.719-5, all of them domiciled to the effects hereto at Huérfanos No. 770, Floor 12, in the commune and city of Santiago, hereinafter referred to as “REDBANC”, have agreed on the following amendments to the Agreements listed below.

SECTION 1: BACKGROUND

1. On June 26 and 30, 2015, the Extraordinary Meetings of Shareholders of Corpbanca and Banco Itaú Chile respectively approved the merger by incorporation of Banco Itaú Chile into Corpbanca (hereinafter referred to as the “Merger”). Moreover, it was also resolved at the extraordinary meeting of shareholders of Corpbanca to change the name of the merged bank by “Itaú Corpbanca”.

2. On September 4, 2015, the Merger was approved by the Superintendencia de Bancos e Instituciones Financieras (“SBIF” - by its Spanish acronym) (Chilean Superintendency of Banks and Financial Institutions), and was consummated on April 1, 2016.

3. On March 9, 20151, Corpbanca and Banco Itaú Chile sent letters to Redbanc S.A. indicating the operation mode that should be adopted during the transition and as a consequence of the Merger. Both letters are attached as Exhibits to this instrument.

4. As to date, the agreements executed by and between Banco Itaú Chile and Redbanc, hereinafter referred to as the “Itaú Agreements” remain in full force and effect, to wit:

a) License Agreement for the Use of a Trademark, executed on November 2, 2006.

b) Agreement for the Provision of ATM Network Services operated by Redbanc S.A. for Redbanc Licensees executed on November 02, 2006.

c) Agency Agreement, executed on November 22, 2010.

d) Agency Agreement, executed on October 28, 2011.

e) Agency Agreement, executed on October 15, 2013.

[1]	Both letters are dated March 09, 2015 but reference to such year is construed as a mistake because the letters were sent and received on March 09, 2016.

f) Contrato Partícipes de la Red Bancaria Interconectada or RBI (by its Spanish acronym), (Interconnected Banking Network Agreement) executed on July 31, 1995.

5.    As to date, the agreements executed by and between Corpbanca and Redbanc, hereinafter referred to as the “Corpbanca Agreements” remain in full force and effect, to wit:

a) License Agreement for the Use of a Trademark, executed on November 2, 2006.

b) Agreement for the Provision of ATM Network Services operated by Redbanc S.A. for Redbanc Licensees executed on November 02, 2006.

c) Agency Agreement, executed on Wednesday, December 01, 2010.

d) Agency Agreement, executed on October 15, 2013 as amended by the Agency Agreement executed on April 02, 2014.

e) Agency Agreement, executed on December 12, 2013.

f) Contrato Partícipes de la Red Bancaria Interconectada or RBI (by its Spanish acronym), (Interconnected Banking Network Agreement) executed on November 22, 1995.

SECTION 2: TERMINATION OF ITAÚ AGREEMENTS AND AGREEMENTS STILL IN FULL FORCE AND EFFECT

Pursuant to the Merger referred to in paragraph 1 of the Background, Redbanc and Itaú Corpbanca, the latter in its capacity as legal successor to Banco Itaú Chile, have mutably agreed to terminate all Itaú Agreements indicated in paragraph 4 of Section One, from April 1, 2016, by stating that there are no debts outstanding between them hem under such agreements and mutually granting the broadest, total, final and complete settlement and release of any rights and obligations that may derive therefrom.

Moreover, without prejudice to the form of operation and provision of the services indicated in the letters referred to in paragraph 3 of Section One above, applicable during the migration stage of the ATMs and services to the merged bank, Redbanc and Itaú Corpbanca hereby represent that Corpbanca Agreements listed in paragraph 5 of Section One above, remain in full force and effect and govern the contractual relationship between both parties.

SECTION THREE: AMENDMENT

The parties agree to amend Corpbanca Agreements and any other agreement executed with Corpbanca in order to reflect the change of the corporate name of Corpbanca to “ITAÚ CORPBANCA”.

SECTION THREE: BINDING NATURE OF THE PREVIOUS AGREEMENTS

The parties hereby further represent that the Corpbanca Agreements and their respective exhibits and/or amendments not otherwise modified by this instrument are still valid and in full force and effect.

This agreement has been executed and signed in two (2) copies of the same tenor, one of them for each Party.

The legal capacity of the representatives of Itaú Corpbanca arises from the public deed executed on March 28, 2006 at the Notarial office in the City of Santiago of the notary public René Benavente Cash.

The legal capacity of the representatives of Redbanc S.A. Arises from the public deed executed on March 21, 2013 at the Notarial Office in the City of Santiago, of the notary public José Musalem Saffie.

/s/ Javier Parra Benavente
Javier Parra Benavente
/s/ Walter Krefft Moreno
Walter Krefft Moreno pp. ITAÚ CORPBANCA

/s/ Félix Martín Donoso
Félix Martín Donoso
/s/ Cecilia Rojas Alarcón
Cecilia Rojas Alarcón p.p. REDBANC S.A.

3